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                PERFORMANCE STOCK AWARD GRANT AGREEMENT

   THIS PERFORMANCE STOCK AWARD GRANT AGREEMENT (the "Agreement"), by and between TWIN DISC, INCORPORATED (the "Company") and ________________________ (the "Employee") is dated this 15th day of October 2004, to memorialize an award of performance stock of even date herewith.

   WHEREAS, the Company adopted an Incentive Compensation Plan in 1998 (the "Plan") whereby the Compensation Committee of the Board of Directors (the "Committee") is authorized to grant performance stock awards that entitle an employee of the Company receiving such award to shares of common stock of the Company if the Company achieves a predetermined performance objective; and

   WHEREAS, the Committee has determined it to be in its best interests of the Company to grant the Employee a performance stock award as an inducement to achieve the below described performance objective.

   NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto agree as follows:

   1. Performance Stock Award Grant. Subject to the terms of the Plan, a copy of which has been provided to the Employee and is incorporated herein by reference, the Company hereby grants Employee a performance stock award, such performance stock award shall entitle the Employee to receive _____ shares of the Company's common stock (the "Shares") if the Company achieves _____________ ($_______) in consolidated annual revenue in the fiscal year beginning on July 1, 2006 and ending on June 30, 2007 (the "Performance Objective"), subject to the terms and conditions and restrictions set forth below.

   2. Price Paid by Employee. The price to be paid by the Employee for the shares granted shall be No Dollars ($ 0.00 ) per share.

   3. Termination of Employment. If the employment of the Employee shall terminate prior to attaining the Performance Objective, the performance stock awards granted shall be forfeited.

   4. Death/Disability. If the Employee dies or becomes permanently disabled prior to attaining the Performance Objective, the performance stock awards granted shall be forfeited. The Committee shall conclusively determine whether an Employee shall be considered permanently disabled for purposes of this performance stock award.

   5. No Rights of Shareholder. Until the Performance Objective is met, the performance stock award grant shall not entitle the Employee any rights of a shareholder, including the right to receive dividends or to vote the Shares. In the event that the Performance Objective is met, the Shares of the Company shall be issued to the Employee whose performance stock award has not been forfeited, and a certificate representing the Shares shall be delivered to the Employee.

   6. Employment Status. Neither this Agreement nor the Plan impose on the Company any obligation to continue the employment of the Employee.


                                               TWIN DISC, INCORPORATED

                                               By:_____________________________
                                               Its:____________________________

                                               EMPLOYEE:

                                               ________________________________